EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Sr. Vice President, Finance & CFO (513) 425-2888

AK Steel Updates Third Quarter 2010 Outlook

WEST CHESTER, OH, September 15, 2010—AK Steel (NYSE: AKS) today said it is revising its outlook for the third quarter of 2010, which was originally issued with its second quarter 2010 earnings results on July 27, 2010.  The company’s revised third quarter outlook primarily reflects costs associated with the acceleration of planned maintenance work at its Ashland (KY) blast furnace, as well as higher raw material and operating costs than were expected at the time of its previous guidance.
Updates to Third Quarter 2010 Outlook
The company said it is now planning to take an 11-day maintenance outage on its blast furnace in
Ashland, Kentucky, beginning approximately September 20, 2010.  This outage was previously planned to occur in the first-half of 2011, but has been advanced due to furnace conditions.  Further, the company now anticipates higher raw material and operating costs in the third quarter, as well as a modest increase in the costs associated with an environmental remediation project.
    The impact of these changes on the company’s original guidance for the third quarter would result in an operating loss of approximately $20 per ton for the third quarter of 2010.  The company’s original guidance was for an operating profit of $15 per ton for the third quarter.  Nearly half of the lower expected financial results for the third quarter are attributable to the acceleration of the Ashland blast furnace outage.
Additional Update Regarding Iron Ore Costs
Iron ore is one of the company’s principal raw materials, and the price AK Steel pays for iron ore under the contracts with its three major iron ore suppliers is based upon an annual global iron ore benchmark price.  To date, no annual global benchmark price for iron ore has been established by the industry for 2010.  In the absence of such a global benchmark price for 2010 iron ore purchases, the company used an assumed 65% increase from the 2009 benchmark price for purposes of its second quarter 2010 financial results and third quarter outlook.
    While AK Steel still cannot reliably predict a 2010 global iron ore benchmark price, the company now believes that the year-over-year increase in any such benchmark, if and when it is established, likely will be higher than 65%.  The effect of any such increase in the benchmark beyond
65% would be in addition to the changes in anticipated third quarter earnings addressed in the preceding update section.  AK Steel has previously said, and reiterates with this revised outlook, that every five percentage points of variation (up or down) from its assumed year-over-year benchmark iron ore price increase of 65% would impact the company’s third quarter 2010 results by approximately
$11 million, or approximately $7 per ton.
-more-

Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in AK Steel’s Annual Report on
Form 10-K for the year ended December 31, 2009, and in subsequent Quarterly Reports on Form
10-Q.   Except as required by law, the company disclaims any obligation to update any forward-
looking statements to reflect future developments or events.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville,
Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at
www.aktube.com.

-###-